EXHIBIT 5

                          Investment Advisory Agreement

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                          INVESTMENT ADVISORY AGREEMENT


         THIS AGREEMENT is made this 1st day of January, 1993, by and between The Phoenix Edge Series Fund (the "Trust"), a Massachusetts business trust authorized to issue shares of beneficial interest in separate series, and Phoenix Investment Counsel, Inc. (the "Adviser"), a Massachusetts corporation.

         WITNESSETH THAT:

          1. The Trust hereby appoints the Adviser to act as investment adviser to the Trust and to each of the Series of the Trust established and designated by the Trustees on or before the date hereof, namely the Money Market Series, Bond Series, Growth Series, Total Return Series, Balanced Series and International Series (collectively the "Existing Series"), for the period and on the terms set forth herein. The Adviser accepts such appointment and agrees to render the services described in this Agreement for the compensation herein provided.

          2. In the event that the Trustees desire to retain the Adviser to render investment advisory services hereunder with respect to one or more additional Series ("Additional Series"), the Trust shall notify the Adviser in writing. If the Adviser is willing to render such services, it shall notify the Trust in writing, whereupon such Additional Series shall become subject to the terms and conditions of this Agreement.

          3. The Adviser shall furnish continuously an investment program for each of the Existing Series and any Additional Series which may become subject to the terms and conditions set forth herein (collectively, "Series") and shall manage, or cause to be managed, the investment and reinvestment of the assets of each Series, subject at all times to the supervision of the Trustees.

          4. With respect to managing the investment and reinvestment of the Trust's assets, the Adviser shall provide, or cause to be provided, at its own expense:

         (a)  Investment research, advice and supervision;

         (b) An investment program for each Series consistent with its investment objectives;

         (c) Implementation of the investment program for each Series including the purchase and sale of securities;

         (d)  Advice and assistance on the general operations of the Trust; and

         (e) Regular reports to the Trustees on the implementation of each Series' investment program.

         (f) Continuous monitoring and evaluation of the performance and investment style of any Subadviser recommended by the Adviser and appointed to act on behalf of the Trust.

          5. The Adviser shall, for all purposes herein, be deemed to be an independent contractor.

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          6.  The Adviser shall furnish at its own expense or pay the expenses of the Trust for the following:

         (a) Personnel necessary to perform the functions required to manage the investment and reinvestment of the Trust's assets (including those required for research, statistical and investment work).

         (b) Any Subadviser recommended by Adviser and appointed to act on behalf of the Trust.

          7. All costs and expenses not specifically enumerated herein as payable by the Adviser shall be paid by the Trust or by Phoenix Home Life Mutual Insurance Company ("Phoenix Home Life"). Such expenses shall include, but shall not be limited to, all expenses (other than those specifically referred to as being borne by the Adviser) incurred in the operation of the Trust and any offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of Trustees, expenses of Trustees' and shareholders' meetings, including the cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, expenses of repurchase and redemption of shares, certain expenses of issue and sale of shares, association membership dues, charges of custodians, transfer agents, dividend disbursing agents and financial agents, bookkeeping, auditing and legal expenses. The Trust or Phoenix Home Life will also pay the fees and bear the expense of registering and maintaining the registration of the Trust and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders.

          8. For providing the services and assuming the expenses outlined herein, the Trust agrees that the Adviser shall be compensated as follows:

         (a) Within five days after the end of each month, the Trust shall pay the Adviser a fee based on an annual percentage rate of the average of the aggregate daily net asset values of each Series of the Trust as outlined below. The amounts payable to the Adviser shall be based upon the average of the values of the net assets of the Series as of the close of business each day.

================================================================================
                    Rate for First      Rate for Next        Rate for Excess
   Series            $250,000,000       $250,000,000        Over $500,000,000
   ------            ------------       ------------        -----------------
Money Market             .40%               .35%                  .30%
--------------------------------------------------------------------------------
Growth                   .70%               .65%                  .60%
--------------------------------------------------------------------------------
Bond                     .50%               .45%                  .40%
--------------------------------------------------------------------------------
Total Return             .60%               .55%                  .50%
--------------------------------------------------------------------------------
International            .75%               .70%                  .65%
--------------------------------------------------------------------------------
Balanced                 .55%               .50%                  .45%
================================================================================

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          (b) Compensation shall accrue immediately upon the effective date of this Agreement.

          (c) If there is termination of this Agreement during a month, the fee for that month shall be proportionately computed upon the average of the aggregate daily net asset values of the Series for such partial period in such month.

          (d) The Adviser agrees to reimburse the Trust for the amount, if any, by which the total operating and management expenses for the Series (including the Adviser's compensation, pursuant to this paragraph, but excluding taxes, interest, costs of portfolio acquisitions and dispositions and extraordinary expenses), for any "fiscal year" exceed the level of expenses which such Series is permitted to bear under the most restrictive expense limitation imposed on open-end investment companies by any state in which shares of such Series are then qualified. Phoenix Home Life agrees, in turn, to reimburse the Adviser for such payments to the Trust. Such reimbursement, if any, will be made by the Adviser to the Trust within five days after the end of each month. For the purpose of this subparagraph (d), the term "fiscal year" shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

          9. The services of the Adviser to the Trust are not to be deemed exclusive; the Adviser is free to render services to others and to engage in other activities. Without relieving the Adviser of its duties hereunder and subject to the prior approval of the Trustees and subject further to compliance with the applicable provisions of the Investment Company Act of 1940, as amended, the Adviser may appoint one or more agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon among the Trust, the Adviser and any such Agent.

         10. The Adviser shall not be liable to the Trust or to any shareholder of the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust or by any shareholder of the Trust in connection with the matters to which this Agreement or any Subadvisory Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Adviser in the performance of its duties hereunder.

         11.  It is understood that:

         (a) Trustees, officers, employees, agents and shareholders of the Trust or Phoenix Home Life are or may be "interested persons" of the Adviser or any Subadviser as directors, officers, stockholders or otherwise;

         (b) Directors, officers, employees, agents and stockholders of the Adviser or any Subadviser are or may be "interested persons" of the Trust or Phoenix Home Life as Trustees, officers, shareholders or otherwise;

         (c) The existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder.


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         12.  This Agreement shall become effective with respect to the Existing
Series as of the date hereof (the "Contract Date"), and, with respect to any Additional Series, on the date specified in the notice to the Trust from the Adviser in accordance with paragraph 2 hereof that the Adviser is willing to serve as Adviser with respect to such Additional Series. Unless terminated as herein provided, this Agreement shall remain in full force and effect with respect to the Existing Series for a period of one year following the Contract Date and, with respect to each Additional Series, until the next anniversary of the Contract Date following the date on which such Additional Series became subject to the terms and conditions of this Agreement, and shall continue in full force and effect for periods of one year thereafter with respect to each Series so long as (a) such continuance with respect to any such Series is approved at least annually by either the Trustees or by a "vote of the majority of the outstanding shares" of such Series and (b) the terms and any renewal of this Agreement with respect to any such Series have been approved by a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" of any such party cast in person at a meeting called for the purpose of voting on such approval; provided, however, that the continuance of this Agreement with respect to each Additional Series is subject to its approval by a "vote of a majority of the outstanding shares" of any such Additional Series on or before the next anniversary of the Contract Date following the date on which such Additional Series became a Series hereunder.

         Any approval of this Agreement by a vote of the holders of a "majority of the outstanding shares" of any Series shall be effective to continue this Agreement with respect to any such Series notwithstanding (a) that this Agreement has not been approved by a "vote of a majority of the outstanding shares" of any other Series affected thereby and (b) that this Agreement has not been approved by the holders of a "vote of a majority of the outstanding shares" of the Trust, unless either such additional approval shall be required by any other applicable law or otherwise.

         13. The Adviser shall furnish any state insurance commissioner with such information or reports in connection with the services provided under this Agreement as the Commissioner may request in order to ascertain whether variable life insurance or variable annuity operations are being conducted in accordance with applicable law or regulations. The Trust shall own and control all records that pertain to the services provided under this Agreement and such records shall be open to inspection, audit and photocopying during regular business hours by the Trustees, Officers, Counsel and Auditors of the Trust.

         14. The Trust may terminate this Agreement with respect to the Trust or to any Series upon 60 days' written notice to the Adviser at any time, without the payment of any penalty, by vote of the Trustees or, as to each Series, by a "vote of a majority of the outstanding shares" of such Series. The Adviser may terminate this Agreement with respect to any Series upon 60 days' written notice to the Trust, without the payment of any penalty. This Agreement shall immediately terminate in the event of its "assignment."

         15. The terms "interested persons" and "assignment", when used herein, shall have the respective meanings specified in the Investment Company Act of 1940, as amended.

         16. The term "majority of the outstanding shares" when used herein shall have the meaning specified for the term "majority of the outstanding voting securities" in the Investment Company Act of 1940, as amended.

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         17.  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust. The Declaration of Trust is on file with the Secretary of The
Commonwealth of Massachusetts.

         18. This Agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of The Commonwealth of Massachusetts.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

THE PHOENIX EDGE SERIES FUND                 PHOENIX INVESTMENT COUNSEL, INC.

By  /s/ Philip R. McLoughlin                 By   /s/ Patricia A. Bannan
  -------------------------------              -----------------------------
  Philip R. McLoughlin, President              Patricia A. Bannan, President



Consented to by:      PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY


                      By /s/ Dona D. Young
                        --------------------------------------------------------
                        Dona D. Young, Senior Vice President and General Counsel

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